Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Operating Officer & Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2010
RESULTS
Annual SmartMusic Revenue increases 20%, Net Revenue Increases 4%
Minneapolis — March 2, 2011 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the period ended December 31, 2010. Net revenues for the three and twelve months ended December 31, 2010 were $4,842,000 and $17,148,000, a 1% and 4% increase, respectively, compared to $4,781,000 and $16,442,000 for the same respective periods last year. Net income as reported was $936,000, or $0.19 per basic and diluted share, for the quarter ended December 31, 2010, compared to net income of $3,111,000, or $0.66 per basic and $0.64 per diluted share, in the fourth quarter of 2009. For the year ended December 31, 2010, net income was $1,012,000, or $0.21 per basic and diluted share, compared to net income of $3,453,000, or $0.74 per basic and $0.72 per diluted share, for the comparable 2009 period. Income tax benefit was $543,000 and $461,000, respectively, for the three and twelve-month periods ended December 31, 2010 compared to income tax benefit of $2,499,000 and $2,494,000, respectively, for the three and twelve-month periods ended December 31, 2009.
SmartMusic® subscriptions increased to 162,189 as of December 31, 2010, a 21% increase over the December 31, 2009 subscription count of 133,782. SmartMusic subscription and accessory revenue continues to represent an increasing share of the company’s revenue and was $1,864,000 for the three months ended December 31, 2010, a 20% increase over $1,552,000 for the three months ended December 31, 2009. Subscription and accessory revenue was $6,436,000 for the twelve months ended December 31, 2010, a 20% increase over $5,382,000 during the same period in 2009. Total SmartMusic revenue represented 38% of the company’s total revenue in each of the three and twelve-month periods ended December 31, 2010 compared to 32% and 33%, respectively, for the three and twelve-month periods ended December 31, 2009.

MakeMusic, Inc.
Quarter and Twelve-Month Results as of December 31, 2010

The following table illustrates the net new SmartMusic subscription data for the twelve months ended December 31, 2010:

						Net New
						Subscriptions
						12 months
12/31/2009	New	Renewed	Renewal	Subscriptions	12/31/2010	ended
Subscriptions	Subscriptions	Subscriptions	Rate	Ended	Subscriptions	12/31/2010
133,782	61,260	105,847	76%	138,700	162,189	28,407
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscription.
Total SmartMusic educator accounts reached 9,402 as of December 31, 2010, a 1% increase over the 9,269 educator accounts in the prior year. The number of educators that had issued a SmartMusic assignment increased 10%, from 1,857 as of December 31, 2009 to 2,040 as of December 31, 2010. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 1,019 as of December 31, 2010. As of December 31, 2009, the company reported 886 Gradebook teachers. The number of Gradebook teachers reflects a 15% annual increase. The number of SmartMusic site agreements increased from 322 as of December 31, 2009 to 485 as of December 31, 2010.
Notation revenue decreased by $251,000, to $2,978,000, during the fourth quarter of 2010, compared to $3,229,000 for the same period last year, and decreased by $348,000, to $10,712,000, during the twelve months ended December 31, 2010, compared to $11,060,000 for the same period last year. Notation revenue for the fourth quarter and for the first twelve months of 2010 decreased compared to the respective prior year periods due to reductions in our retail channel sales, partially offset by stronger direct sales of our Finale® products and downloads.
Gross profit for the three-month period ended December 31, 2010 increased to $4,009,000, or 83% of revenues, a $66,000 increase compared to the three months ended December 31, 2009 and improved by $471,000, to $14,315,000, or 83% of revenues, for the twelve months ended December 31, 2010, compared to the same period in 2009. The increase in gross profit dollars resulted from the increase in SmartMusic revenue which resulted from an increased number of subscribers and subscription price increases.

MakeMusic, Inc.
Quarter and Twelve-Month Results as of December 31, 2010

Operating expenses for the three-month period ended December 31, 2010 increased by $288,000, to $3,635,000, and increased by $883,000, to $13,839,000, for the twelve months ended December 31, 2010, compared to the same respective periods in 2009. These planned increases primarily related to increases in selling and marketing expenses, which resulted from the company’s aggressive expansion of its direct sales force and addition of marketing staff, in order to support its strategic initiatives. In addition, development expenses increased as the company incurred consulting expenses to support the release of SmartMusic 2011, which included enhanced SmartMusic Gradebook functionality and for the review of new notation product functionality and future notation product direction.
Total cash increased by $2,589,000 during 2010, to $11,532,000 as of December 31, 2010. The increase in cash during the year is primarily due to the increased number of SmartMusic subscriptions, which increases the company’s deferred revenue, which grew from $2,913,000 to $3,699,000, and cash flow derived from operating activities. Cash of $653,000 was used during 2010 for investing activities relating to development, primarily to expand SmartMusic repertoire. By comparison, during 2009, $788,000 was used in such investing activities.
“While our existing notation products enjoy leading market positions, we engaged an interactive design and strategic consulting company during the fourth quarter to assist us in evaluating the potential to expand our reach outside of the market that we have traditionally served,” stated interim CEO Jeff Koch. “As a result of this work, we are currently evaluating additional investments for our notation business.”
Commenting on SmartMusic, Koch continued, “We believe that our technological investments in SmartMusic have created a digital pipeline between our growing subscriber base of more than 160,000 and the music publishers who provide SmartMusic content. This growing platform is clearly a strategic asset for MakeMusic and we are focused on finding additional ways to monetize it. As a result, we expect to make additional investments in development in order to leverage the SmartMusic platform and to increase our business model flexibility.”
“In addition, we continue to invest in the expansion of our direct sales force as these initiatives have proven successful in selling additional SmartMusic site subscriptions. We believe that an expanded sales force, when combined with the relatively low penetration of our target market, will lead to an increase in our growth rate above what we experienced in 2010.”

The company will be hosting a conference call today, March 2, 2011, at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 43234188. A replay of the conference call will be available through March 11, 2011. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and the SmartMusic Gradebook™, the web-based student grading and records management system. Further information about the Company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to the growth initiatives for our notation and SmartMusic product lines, our expectations regarding market penetration and can generally otherwise be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales, marketing, development and growth initiatives, our ability to successfully implement our strategic initiatives, and those factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:
-more-

MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)

	3 Months		12 Months
	Ended December 31,		Ended December 31,
	2010	2009	2010	2009
Notation revenue	$2,978	$3,229	$10,712	$11,060
SmartMusic revenue	1,864	1,552	6,436	5,382

NET REVENUE	4,842	4,781	17,148	16,442

COST OF REVENUES	833	838	2,833	2,598

GROSS PROFIT	4,009	3,943	14,315	13,844
	83%	82%	83%	84%

OPERATING EXPENSES:
Development expenses	1,464	1,353	5,524	5,081
Selling and marketing expenses	1,115	965	4,574	4,139
General and administrative expenses	1,056	1,029	3,741	3,736

Total operating expenses	3,635	3,347	13,839	12,956

INCOME FROM OPERATIONS	374	596	476	888

Other, net	19	16	75	71

Net income before income tax	393	612	551	959

Income tax benefit	(543)	(2,499)	(461)	(2,494)

Net Income	$936	$3,111	$1,012	$3,453

Income per common share:
Basic	$0.19	$0.66	$0.21	$0.74
Diluted	$0.19	$0.64	$0.21	$0.72

Weighted average common shares outstanding:
Basic	4,886,205	4,735,875	4,835,478	4,685,480
Diluted	4,964,443	4,844,576	4,913,887	4,771,734
-more-

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except share data)

	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$11,532	$8,943
Accounts receivable (net of allowance of $20 and $33 in 2010 and 2009, respectively)	1,238	1,277
Inventories	201	386
Deferred income taxes, net	2,786	2,070
Prepaid expenses and other current assets	252	294

Total current assets	16,009	12,970

Property and equipment, net	342	533
Capitalized software products, net	2,424	2,645
Goodwill	3,630	3,630
Long Term deferred income taxes, net	214	494
Other non-current assets	2	6

Total assets	$22,621	$20,278

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$25	$61
Accounts payable	489	726
Accrued compensation	1,372	1,167
Other accrued liabilities	307	297
Post contract support	150	132
Reserve for product returns	380	414
Current portion of deferred revenue	3,603	2,913

Total current liabilities	6,326	5,710

Capital lease obligations, net of current portion	4	30
Deferred revenue, net of current portion	96	0
Other long term liabilities	0	8

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000 Issued and outstanding shares — 4,895,983 and 4,756,891 in 2010 and 2009, respectively	49	48
Additional paid-in capital	66,632	65,980
Accumulated deficit	(50,486)	(51,498)

Total shareholders’ equity	16,195	14,530

Total liabilities and shareholders’ equity	$22,621	$20,278

-more-

MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)

	Year
	Ended December 31,
	2010	2009
Cash flows from operating activities
Net income	$1,012	$3,453
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,069	943
Gain on disposal of assets	(1)	(7)
Deferred income taxes, net	(436)	(2,564)
Share based compensation	438	300
Net changes in operating assets and liabilities:
Accounts receivable	39	121
Inventories	185	79
Prepaid expenses and other current assets	42	(1)
Accounts payable	(237)	353
Accrued liabilities and product returns	231	(21)
Deferred revenue	786	577

Net cash provided by operating activities	3,128	3,233

Cash flows from investing activities
Purchases of property and equipment	(143)	(227)
Proceeds from disposal of property and equipment	1	9
Capitalized development and other intangibles	(511)	(570)

Net cash used in investing activities	(653)	(788)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	181	86
Payments of redemption of stock	(6)	(121)
Payments on capital leases	(61)	(59)

Net cash provided by (used in) financing activities	114	(94)

Net increase in cash and cash equivalents	2,589	2,351
Cash and cash equivalents, beginning of year	8,943	6,592

Cash and cash equivalents, end of year	$11,532	$8,943

Supplemental disclosure of cash flow information
Interest paid	$6	$10
Income taxes paid	136	5
Other non-cash investment and financing activities
Equipment acquired under capital lease	0	18
####